Exhibit 99.1

Greenbacker Renewable Energy Company LLC Provides a $25.9 Million Turbine Supply Loan to a Wind Project in Montana

New York, NY – June 24, 2016 - Greenbacker Renewable Energy Company LLC (“Greenbacker”) announced today that through a wholly-owned subsidiary it provided a Turbine Supply Loan in the amount of approx. $25.9 million (the “Loan”) to Greenfield Wind Manager LLC (the “Borrower”) to support the construction of a 25 MW wind generation facility located in Teton County, Montana (the “Project”). The Project was developed by Foundation Windpower LLC (“FWP”) in partnership with a local developer, the counterparty from which Greenbacker purchased the Fairfield Wind Project in December 2015. FWP is an experienced wind developer based in San Francisco, CA. The Loan is repayable in full on the earlier to occur of the project achieving its Commercial Operation Date, expected to occur in October 2016, or December 31, 2016. When construction is completed the facility will consist of 13 General Electric 2.3 Megawatt wind turbines which are anticipated to generate enough electricity to power 5,533 homes.

“We are extremely pleased to be expanding our relationship with Foundation Windpower.” stated Charles Wheeler, CEO of Greenbacker. “As we continue to grow our portfolio of alternative energy assets, providing capital to construct a wind generation facility such as the Project is another example of how we diversify our revenue streams with a view to providing more predictable returns for our investors.”

About Greenbacker Renewable Energy Company LLC

Greenbacker Renewable Energy Company LLC is a publicly registered, non-traded Limited Liability Company that expects to acquire a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although Greenbacker believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. Greenbacker undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in Greenbacker's expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234